Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
Contacts at the Company:
Aegis Communications Group, Inc.	Information Line (972) 868-0225

Aegis Communications Group Makes a Strong Commitment

to Cutting Edge Technology with VoIP Protocol

IRVING, TEXAS — October 10, 2005 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, announced earlier today that it is proceeding with the implementation of a new technology platform with VoIP protocol through an equipment leasing agreement established on September 1,2005.

Aegis Communications Group, Inc. is currently upgrading its corporate data and voice infrastructure. The upgrade will involve a move to VoIP, or Voice over Internet Protocol, and a migration from Aegis’s current production database and front-end systems to an IBM platform. Both initiatives are currently expected to be accomplished, across Aegis’s data center and operating centers, by the first quarter of 2006.

The VoIP upscale will involve a migration from the Avaya ACD located at Aegis’s facility in Irving, Texas to Avaya’s S8700 solution. This solution should enable all remote sites to act as one unified center and make it easier to bring additional centers into Aegis’ corporate environment in the future. The Avaya 8700 platform will also incorporate the latest Communication Manager (CM 3.0) and Call Management System (CMS 12.0) software. Aegis plans for its domestic VoIP traffic to be deployed over a high-performance AT&T MPLS network. Aegis expects to see significant efficiencies upgrading from a traditional voice environment to a VoIP environment.

The upgrade in Aegis’s current environment will include a move to a platform based on the IBM P570 using Informix 9.4 for the database. The new platform should provide additional security and reliability at both the database and front-end level. This migration should include all of Aegis’s current clients as well as development of new applications.

As part of the Disaster Recovery solution, in addition to the Irving Texas site, Aegis intends to deploy a second Network Operations Center (NOC) on the east coast of the United States with Enterprise Survivable Servers (ESS) by the first quarter of 2006. This approach would offer infrastructure redundancies to Aegis’s clients, resulting in increased customer satisfaction.

Kannan Ramasamy, CEO of Aegis Communications Group Inc., mentioned that “the new technology platform should allow our customers to take advantage of scale coupled with time to market. The voice and data upgrades should enable Aegis to provide a more robust service offering to existing and new customers. These service offerings should provide greater flexibility, reliability, and efficiency for Aegis’s customers and a seamless delivery both in the US and across offshore locations.” He further added that “It should also allow Aegis to be able to migrate and manage to the best practices to which the company has aspired throughout its 20-year track record in the teleservices business, and continue to do so in a timely manner. Investment in VoIP IT infrastructure will now provide Aegis with on-shore, near-shore and off-shore rapid service delivery capability and address new right-shore opportunities for our clients”.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,200 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.